FOR IMMEDIATE RELEASE	October 1, 2014
Contact: Susan M. Jordan 732-577-9997

UMH PROPERTIES, INC. DECLARES COMMON AND PREFERRED DIVIDENDS

FREEHOLD, NJ, October 1, 2014…...........On October 1, 2014, the Board of Directors of UMH Properties, Inc. (NYSE:UMH) declared its quarterly cash dividend on the Company’s Common Stock of $0.18 per share payable December 15, 2014, to shareholders of record at the close of business on November 17, 2014. The Company’s annual dividend rate on its Common Stock is $0.72 per share.

Also on October 1, 2014, the Board of Directors declared a quarterly dividend of $0.515625 per share for the period from September 1, 2014 through November 30, 2014, on the Company’s 8.25% Series A Cumulative Redeemable Preferred Stock payable December 15, 2014, to shareholders of record at the close of business on November 17, 2014. Series A preferred share dividends are cumulative and payable quarterly at an annual rate of $2.0625 per share.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates eighty-eight manufactured home communities containing approximately 15,100 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana and Michigan. In addition, the Company owns a portfolio of REIT securities.

# # # # #